MEMORANDUM OF UNDERSTANDING

Between May 30, 2006 (the date of the completion of the dividend of ONTV shares to SSTY shareholders and the effective formation of an independent entity called TPID US) and August 1, 2007, The MacKay Group Limited (MKG) has forwarded funds to or for TPID US’s Chinese JV affiliated entity, TPID Beijing, to help support TPID Beijing’s operations in China (the “MKG Advanced China Funds”).

This will confirm the agreement between TPID US and MKG that if requested by MKG, TPID US will pay MKG back for the appropriate portion of the MKG Advanced Funds, provided that:

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The repayment is permitted by applicable law;

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TPID US is provided proper documentation of each portion of the MKG Advanced China Funds;

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There is a proper factual and legal basis to charge TPID US with the obligation to repay each portion of the MKG Advanced China Funds as a result of the JV Agreement between STA/SSTY and Suneray; TPID US’s contractual rights and obligations under the Master License Agreement between SSTY and ONTV, TPID US’s acquisition of 40% of the Chinese JV under its Restructuring Agreement with SSTY, STA and William Chan, and/or TPID US’s acquisition of 20% of the Chinese JV from Sichuan Valencia Trading Limited.  TPID US’s repayment obligations should be on a pro rata basis consistent with its ownership in the Chinese JV;

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Each portion of the MKG Advanced China Funds was used solely for the Chinese JV and its operations related to the field of anti-counterfeiting and product authentication, which is the primary business of TPID US, and not for any entity or field, business, purpose, or use unrelated to anti-counterfeiting and product authentication, including Versacard, Biofield, or the MKG and predecessors;

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To the extent that TPID US repays any portion of the MKG Advanced China Funds, TPID US must receive appropriate and due credit for each repaid portion vis-à-vis its ownership and other interests in the Chinese JV, which shall be properly reflected in the Chinese JV records and books and any and all applicable official Chinese records and accounts, which shall be properly verified and corroborated by TPID US auditors;

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To the extent that any portion of the MKG Advanced China Funds are also claimed by SSTY to have been paid by SSTY, MKG shall finally resolve any and all issues with SSTY so that TPID US shall not be simultaneously and concurrently obligated to SSTY and MKG with respect to the same portion of the MKG Advanced China Funds.

Repayment Terms

MKG and TPID US shall work in good faith to agree upon the repayment terms and conditions, which shall be memorialized in a definitive written agreement(s).   They agree that the repayment arrangement shall come in the form of a convertible note with appropriate compound interest with warrants.  The terms and conditions shall be, at a minimum, comparable to those TPID US has given to funders as of August 1, 2007.  In the event that MKG is provided terms by TPID US which are more advantageous than those extended to other funders as of August 1, 2007, TPID US’s arrangement with the other funders as of August 1, 2007 should be modified to provide the other funders with the same terms and conditions given by TPID US to MKG.

TRUE PRODUCT ID, INC.

BY:____________________________

RICHARD A. BENDIS

Chairman, CEO, and President

THE MACKAY GROUP LIMITED

BY:____________________________

JAMES MACKAY

Chairman

Dated: August 15, 2007